Exhibit 10.5

EMPLOYMENT AGREEMENT

AMENDMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of January 1, 2015 (the "Effective Date") between Stratex Oil & Gas Holdings, Inc., a Colorado corporation having its principal place of business at 30 Echo Lake Road, Watertown, CT 06795 (the "Company"), and Michael A. Cederstrom, an individual residing in the State of Utah ("Executive"), hereby amends the Employment Agreement dated December 1, 2014.

WHEREAS, the oil & gas industry is currently experiencing a reduction in the pricing for oil causing the cash flow of the Company to be reduced;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to reduce the Executives’ compensation during this period of reduced Company cash flow; and

WHEREAS, the Executive is willing to reduce his compensation to assist the Company and agrees to reduce his compensation subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the parties agree to amend the following paragraphs of the Employment Agreement dated December 1, 2014 of the Executive as follows:

Paragraph 4 Base Salary shall be amended to read:

4. Base Salary: Beginning as of the January 1, 2015, the Company shall pay to Executive a base salary to be determined by the Board of Directos. Executive’s base salary may be reviewed and further adjusted from time to time by the Board in its discretion, subject to Executive’s rights under Section 16 of this Agreement. The base salary shall be paid in equal monthly installments on the first day of each month and shall be subject to such deductions by the Company as are required to be made pursuant to law, government regulations or order. Executive understands and agrees that Executive is an exempt Executive as that term is applied for purposes of Federal or state wage and hour laws, and further understands that Executive shall not be entitled to any compensatory time off or other compensation for overtime. Executive understands and acknowledges that the termination of the Prior Agreement and Executive’s waiver and release of Richfield and its successors (including the Company) from any and all claims, except as identified in the wavier and release, for additional consideration of any kind whatsoever, except as identified in the wavier and release, was a material inducement for and an is an essential condition by which the Company has agreed to enter into this Agreement and to pay Executive the compensation set forth herein.

Paragraph 16 Resignation for Good Reaseon shall be amended to read:

16. Resignation for Good Reason: If Executive resigns for "Good Reason" (as defined below), then such a resignation (a "Resignation for Good Reason") shall be treated hereunder as if it were a "Termination Without Cause" as defined in Section 17 below. "Good Reason" means any of the following failures or conditions which shall remain uncured twenty (20) days after written notice of such failure or condition is received by the Company from Executive: (i) failure by the Company to pay and provide to Executive the compensation and benefits provided for in this Amendment to Employment Agreement to which Executive is entitled; or (ii) the requirement that Executive relocate his residence outside of the State of Utah.

The remaining paragraphs of the Employment Agreement dated December 1, 2014 between the Company and the Executive shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the date first above written.

STRATEX OIL & GAS HOLDINGS, INC.

By:	Stephen Funk	Michael A. Cederstrom
	Stephen Funk	Michael A. Cederstrom
Chief Executive Officer